UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2007

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7852	94-0777139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 228-9161

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 8, 2007, the Company’s Board of Directors, upon recommendation of the Compensation Committee, adopted the Executive Incentive Compensation Plan (the “EICP”) effective as of October 1, 2007. Under the EICP, seven senior executives of the Company, including all of the Company’s executive officers, are eligible to receive quarterly cash bonuses for performance during the six quarters from the fourth quarter of 2007 through the first quarter of 2009. Quarterly target award levels for the chief executive officer and the other executive officers named in the summary compensation table in the Company’s most recent proxy statement are as follows:

Name and Title	Quarterly Target Award
	% of Base Salary	Dollar Amount
Harold N. Stanton President and Chief Executive Officer	37.50%	$215,250

R. Neil Stuart Vice President and Chief Financial Officer	33.33%	$103,333

Angel M. Diez Vice President – Pulp Products Division	25.00%	$67,500

Quarterly cash bonuses can range from 0% to 120% of the quarterly target awards. Bonuses are based 50% on Company performance against quarterly goals for earnings before interest, taxes, depreciation, amortization and restructuring charges established by the Compensation Committee, and 50% on individual performance against quarterly subjective individual performance objectives approved for each participant by the Compensation Committee. A copy of the EICP is filed as Exhibit 10.1 hereto.

Also on October 8, 2007, the Board of Directors terminated the Company’s Executive Incentive Plan, the Company’s previously-existing annual cash bonus plan for executives (the “Prior Plan”). Under the Prior Plan, no bonuses are payable for any year unless the Company’s return on equity for the year is at least 4%. Termination of the Prior Plan does not terminate outstanding potential bonus awards thereunder for 2007. However, the Company does not expect to meet the 4% return on equity threshold in 2007 and therefore does not expect any 2007 bonus payments under the Prior Plan.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Executive Incentive Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on October 9, 2007.

POPE & TALBOT, INC.
Registrant

By	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President and Chief Financial Officer